Exhibit 10.3
LICENSE AGREEMENT
          This LICENSE AGREEMENT (the “Agreement”), dated as of July 2, 2010 (the “Effective Date”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation, and Columbia Laboratories (Bermuda) Ltd., a Bermuda corporation (together, “Seller”), and Coventry Acquisition, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each referred to herein as a “Party”, and collectively, as the “Parties.”
RECITALS
          WHEREAS, the Columbia Laboratories, Inc., Watson Pharmaceuticals, Inc., a Nevada corporation and Buyer have entered into a Purchase and Collaboration Agreement, dated as of March 3, 2010 (the “PCA”), for the sale by Seller, and the purchase by Buyer, of the First Closing Date Purchased Assets on the First Closing Date and the Second Closing Date Purchased Assets on the Second Closing Date (each as defined in the PCA);
          WHEREAS, pursuant to the PCA, the Parties will collaborate with respect to certain Development activities relating to the Products (as defined in the PCA); and
          WHEREAS, as a condition to the First Closing (as defined in the PCA) under the PCA, Buyer will grant to Seller certain licenses, and Seller will grant Buyer certain licenses, on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
          For the purposes of this Agreement, the following terms shall have the following meanings. All other capitalized terms used herein and not defined in this Agreement shall be as defined in the PCA.
          “Ascend Agreement” means the License and Supply Agreement, dated as of September 27, 2007, between Columbia Laboratories, Inc. and Ascend Therapeutics, Inc.
          “Buyer Introduced Technology” means all Patents and Know-How Controlled by Buyer from time to time during the Joint Development Period covering technology identified by Buyer in writing for use by Seller in Seller Development Activities.
          “Buyer Technology” means the Purchased Asset Technology and Collaboration Technology.

          “Collaboration Invention” shall have the meaning set forth in Section 3.2(a) hereof.
          “Collaboration Invention Patent” shall have the meaning set forth in Section 3.2(a) hereof.
          “Collaboration Technology” shall have the meaning set forth in Section 3.2(a) hereof.
          “Dimera Agreement” means the Reciprocal License Agreement, dated as of May 19, 2004, among Columbia Laboratories, Inc., Columbia Laboratories (Bermuda) Ltd. and Dimera Incorporated.
          “Effective Date” means the date set forth in the Preamble.
          “Excluded Asset Patents” shall have the meaning set forth in the definition of Excluded Asset Technology.
          “Excluded Asset Technology” means (a) the Patents (“Excluded Asset Patents”) and Know-How Controlled by Seller and/or its Affiliates as of the First Closing Date which relate primarily to the Products and are not included in the Purchased Assets, and (b) the Seller Next Generation Delivery System Patents.
          “Non-US Asset Purchaser” shall have the meaning set forth in Section 2.3(a) hereof.
          “Non-US Rights to Intellectual Property” shall have the meaning set forth in Section 2.3(a) hereof.
          “Product Infringement” shall have the meaning set forth in Section 3.4(a)(i) hereof.
          “Purchased Asset Patents” shall have the meaning set forth in the definition of Purchased Asset Technology.
          “Purchased Asset Technology” means the Patents (“Purchased Asset Patents”) and Know-How included in the Purchased Assets.
          “Seller Next Generation Delivery System Invention” shall have the meaning set forth in Section 3.2(b) hereof.
          “Seller Next Generation Delivery System Patents” means any Patent Controlled by Seller and/or its Affiliates containing at least one claim that, without a license thereunder, would be infringed by the manufacture, use, marketing, importing, exporting, sale, offer for sale or other Commercialization of any product utilizing a Seller Next Generation Delivery System.

          “Seller Next Generation Delivery System Technology” shall have the meaning set forth in Section 3.2(b) hereof.
          “Territory” means worldwide.
ARTICLE II.
CERTAIN LICENSES RELATING TO THE PRODUCTS
          2.1 Grant of Licenses.
          (a) Grant of Technology Licenses to Buyer. Subject to the terms and conditions of this Agreement, the PCA, the Ascend Agreement, the Merck-Serono Agreement, and the Dimera Agreement, Seller hereby grants to Buyer an exclusive (even as to Seller and its Affiliates), irrevocable, perpetual, royalty-free and fully paid-up (except as provided in the PCA) license, with the right to grant sublicenses subject to Section 2.2, under the Excluded Asset Technology and Seller Next Generation Delivery System Technology to Develop, manufacture, have manufactured, use, import, export, market, sell, offer to sell or otherwise Commercialize the Products in the Territory in any and all fields.
          (b) Grant of Technology Licenses to Seller. Subject to the terms and conditions of this Agreement and the PCA, including without limitation Section 8.11 of the PCA, Buyer hereby grants to Seller:
               (i) a non-exclusive, non-transferable (except pursuant to Section 6.8), royalty-free and fully paid-up license under the Buyer Technology to manufacture, have manufactured, import and export the Products for the purpose of supply of such Products to Buyer under the terms and conditions of the Supply Agreement;
               (ii) a non-exclusive, non-transferable (except pursuant to Section 6.8), royalty-free and fully paid-up license under the Buyer Technology, Collaboration Technology and Buyer Introduced Technology for the sole purpose of conducting the Seller Development Activities during the Joint Development Period;
               (iii) an exclusive (even as to Buyer and its Affiliates), irrevocable, perpetual, royalty-free and fully paid-up license, with the right to grant sublicenses subject to Section 2.2, under (A) the Purchased Asset Technology and Collaboration Technology (but solely to the extent such Collaboration Technology arises out of clinical trials conducted by or on behalf of Seller on the Product known as progesterone/COL-1620 vaginal gel containing progesterone in a concentration of either four percent (4%) or eight percent (8%)) to the extent required to permit Seller or its Affiliate to perform under and comply with the terms of the Merck-Serono Agreement and (B) the Purchased Asset Technology to the extent required to permit Seller or its Affiliate to perform under and comply with the terms of the Dimera Agreement; and
               (iv) a non-exclusive, irrevocable, perpetual, royalty-free and fully paid-up license, with the right to grant sublicenses subject to Section 2.2, under Collaboration Technology to Develop, manufacture, have manufactured, use, import, export, market, sell, offer to sell or otherwise Commercialize the Seller Next Generation Delivery System to the extent that it incorporates or otherwise delivers any product other than Products in the Territory in any and all fields.
          2.2 Sublicenses. In the event that a Party shall have the right to grant sublicenses under licenses granted pursuant to Section 2.1 of this Agreement, each such Party shall ensure that its sublicensee shall be subject to a written agreement with terms and condition that are consistent with, and no less protective of, the other Party than the terms and conditions hereunder, provided that, it is acknowledged that the Seller shall have no obligation to amend the Merck-Serono Agreement or the Dimera Agreement notwithstanding that such agreements include licenses that constitute sublicenses hereunder.
          2.3 Non-U.S. Rights.
          (a) To the extent that rights licensed by Seller hereunder are to be used in connection with or in order to exploit the Non-United States Purchased Assets purchased by a wholly-owned Subsidiary of Parent pursuant to Section 11.1 of the PCA (such licensed rights, the “Non-US Rights to Intellectual Property,” and such wholly-owned Subsidiary, the “Non-US Asset Purchaser”), such Non-US Rights to Intellectual Property shall be licensed to the Non-US Asset Purchaser.
          (b) To the extent that rights licensed to Seller hereunder are rights to use the Non-United States Purchased Assets purchased by the Non-US Asset Purchaser, such rights shall be licensed to Columbia Laboratories (Bermuda) Ltd.
ARTICLE III.
DEVELOPMENT UNDER THE PCA
          3.1 Invention Disclosures. Each Party shall promptly disclose to the other Party any inventions and other Know-How, including any inventions or other Know-How related to the Products or any Next Generation Product, arising under the Parties’ activities conducted pursuant to the PCA during the Joint Development Period. Such disclosures shall be provided in writing and in sufficient detail for the other Party to understand the scope and nature of such inventions and other Know-How. Any such disclosure shall be treated as the Confidential Information (as defined in the PCA) of the disclosing Party, subject to the terms of this Article III.
          3.2 Ownership of Inventions. All inventions arising from the Parties’ activities pursuant to the PCA during the Joint Development Period, including any Patents covering such inventions, shall be owned as follows:
          (a) All inventions arising from the Parties’ activities under the PCA (each, a “Collaboration Invention”) and any Patent covering any such an invention (each, a “Collaboration Invention Patent”) and Know-How arising from the Parties’ activities under the PCA (Collaboration Invention Patents and such Know-How, collectively, “Collaboration Technology”) shall be owned by Buyer. Notwithstanding the previous sentence, Collaboration Invention and Collaboration Technology shall exclude any Seller Next Generation Delivery

System Inventions and Seller Next Generation Delivery System Technology. Seller and Affiliates of Seller shall assign, and hereby assign, to Buyer all right, title and interest in and to Collaboration Inventions, and all right, title and interest in, to and under Collaboration Technology, in each case, held by Seller and/or Affiliates of Seller. Seller shall, and shall cause its Affiliates to, cooperate with Buyer and take all reasonable actions and execute agreements, instruments and documents as may be reasonably required to perfect Buyer’s right, title and interest in and to Collaboration Inventions and Buyer’s right, title and interest in, to and under Collaboration Technology.
          (b) All inventions arising from the Parties’ activities under the PCA that relate solely to the Seller Next Generation Delivery System (each a “Seller Next Generation Delivery System Invention”) and any Patent covering such an invention (each such Patent to constitute a Seller Next Generation Delivery System Patent) and Know-How arising from the Parties’ activities under the PCA that relates solely to the Seller Next Generation Delivery System (Seller Next Generation Delivery System Patents and such Know-How, collectively, “Seller Next Generation Delivery System Technology”) shall be owned by Seller. Buyer and Affiliates of Buyer shall assign, and hereby assign, to Seller all right, title and interest in and to Seller Next Generation Delivery System Inventions, and all right, title and interest in, to and under Seller Next Generation Delivery System Technology, in each case, held by Buyer and/or Affiliates of Buyer. Buyer shall, and shall cause its Affiliates to, cooperate with Seller and take all reasonable actions and execute agreements, instruments and documents as may be reasonably required to perfect Seller’s right, title and interest in and to Seller Next Generation Delivery System Inventions and Seller’s right, title and interest in, to and under Seller Next Generation Delivery System Technology.
          (c) Determination of inventorship shall be made in accordance with United States patent laws.
          3.3 Patent Prosecution.
          (a) Purchased Asset Patents and Collaboration Invention Patents.
               (i) Subject to Sections 3.3(a)(ii) and 3.3(a)(iii), Buyer will have the responsibility for, and the obligation with respect to, filing, prosecuting and maintaining the Purchased Asset Patents and Collaboration Invention Patents, at Buyer’s sole cost and expense. Seller will fully cooperate with Buyer, at Buyer’s expense, in connection with the filing, prosecution and maintenance of such Purchased Asset Patents and such Collaboration Invention Patents, including by providing access to relevant Persons and executing all documentation reasonably requested by Buyer or its Affiliates.
               (ii) Buyer will consult with Seller and keep Seller reasonably informed of the status of the Purchased Asset Patents and Collaboration Invention Patents, and will provide Seller with all material filings and correspondences with the patent authorities with respect to such Purchased Asset Patents and such Collaboration Invention Patents for Seller’s review and comment; provided that Buyer shall have full and complete control over the filing, prosecution and maintenance of the Purchased Asset Patents and the Collaboration Invention Patents.

               (iii) Buyer will notify Seller of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Purchased Asset Patent or Collaboration Invention Patent. Buyer will provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Purchased Asset Patent or Collaboration Invention Patent. In such event, Buyer shall permit Seller, at Seller’s sole discretion and expense, to file or to continue prosecution or maintenance of such Purchased Asset Patent or such Collaboration Invention Patent, in each case, in Buyer’s name.
          (b) Excluded Asset Patents and Seller Next Generation Delivery System Patents. Seller will have the responsibility for, and the obligation with respect to, filing, prosecuting and maintaining the Excluded Asset Patents and Seller Next Generation Delivery System Patents at Seller’s sole cost and expense. Buyer will fully cooperate with Seller, at Seller’s expense, in connection with the filing, prosecution and maintenance of the Excluded Asset Patents and Seller Next Generation Delivery System Patents, including by providing access to relevant Persons and executing all documentation reasonably requested by Seller or its Affiliates. Seller shall have full and complete control over the filing, prosecution and maintenance of the Excluded Asset Patents and Seller Next Generation Delivery Patents; provided that, so long as Buyer is Developing and/or Commercializing a Product utilizing the Seller Next Generation Delivery System, Seller will:
               (i) consult with Buyer and keep Buyer reasonably informed of the status of the Seller Next Generation Delivery System Patents with respect to such Product, and will provide Buyer with all material filings and correspondences with the patent authorities with respect to such Seller Next Generation Delivery System Patents for Buyer’s review and comment; and
               (ii) notify Buyer of any decision not to file applications for, or to cease prosecution and/or maintenance of, or not to continue to pay the expenses of prosecution and/or maintenance of, any Seller Next Generation Delivery System Patents with respect to such Product. Seller will provide such notice at least sixty (60) days prior to any filing or payment due date, or any other due date that requires action, in connection with any such Seller Next Generation Delivery System Patent and Buyer, at Buyer’s sole discretion and expense, will have a right to file or to continue prosecution or maintenance of such Seller Next Generation Delivery System Patent in Seller’s name.
          3.4 Patent Infringement.
          (a) Purchased Asset Patents and Collaboration Invention Patents.
               (i) Each Party will notify the other of any infringement by a Third Party of any of the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product (collectively “Product Infringement”).
               (ii) Buyer will have the sole right to bring and control any legal action in connection with Product Infringement at Buyer’s own expense as it reasonably determines appropriate, and Seller shall have the right, at Seller’s own expense, to be represented in any such action by counsel of its own choice.
               (iii) If Buyer fails to bring an action or proceeding with respect to, or to terminate, infringement of any Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product (A) within ninety (90) days following notice of alleged infringement or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Seller shall have the right, upon prior consultation with Buyer, to bring and control any such action at Seller’s own expense and by counsel of its own choice.
               (iv) At the request of the Party prosecuting the Product Infringement action or proceeding, the other Party, at the prosecuting Party’s expense, shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.
               (v) In connection with any such proceeding, Buyer shall not enter into any settlement admitting the invalidity of, or otherwise impairing the Purchased Asset Patents, Collaboration Invention Patents or Seller Next Generation Delivery System Patents that cover a Product in any manner that would impair royalties payable pursuant to the PCA without the prior written consent of Seller, which will not be unreasonably withheld or delayed.
               (vi) Any recoveries resulting from an action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be considered Net Sales for purposes of Section 2.8(d) of the PCA.
          (b) Excluded Asset Patents and Seller Next Generation Delivery System Patents.
               (i) Each Party will notify the other of any infringement by a Third Party of any of the Excluded Asset Patents or Seller Next Generation Delivery System Patents (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(i)) of which such Party becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Excluded Asset Patent or Seller Next Generation Delivery System Patent (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(i)).
               (ii) Seller will have the sole right to bring and control any legal action in connection with infringement of any Excluded Asset Patent or Seller Next Generation

Delivery System Patents (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(ii)) at Seller’s own expense as it reasonably determines appropriate.
               (iii) If Seller fails to bring an action or proceeding with respect to, or to terminate, infringement of any Excluded Asset Patent or Seller Next Generation Delivery System Patents (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(iii)) (A) within ninety (90) days following notice of alleged infringement or (B) prior to ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Buyer shall have the right, upon prior consultation with Seller, to bring and control any such action at its own expense and by counsel of its own choice.
               (iv) At the request of the Party prosecuting the infringement action or proceeding, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.
               (v) In connection with any such proceeding, the Party prosecuting the infringement action or proceeding shall not enter into any settlement admitting the invalidity of, or otherwise impairing any Excluded Asset Patent or Seller Next Generation Delivery System Patent (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(v)) utilized in a Product in any manner that would impair the other Party’s Development and/or Commercialization of such Product or a product utilizing the Seller Next Generation Delivery System without the prior written consent of the other Party, which will not be unreasonably withheld or delayed.
               (vi) Any recoveries resulting from an action relating to a claim of infringement of any Excluded Asset Patent or Seller Next Generation Delivery System Patent (other than Seller Next Generation Delivery System Patents that cover a Product, which are included within Section 3.4(a)(vi)) utilized in a Product shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any remainder will be retained by Seller.
          3.5 Third Party Agreements. Each Party shall ensure that any agreement entered into with Third Parties engaged to perform Development activities pursuant to the PCA provides for ownership of inventions and other rights in favor of such Party consistent with this Agreement.
ARTICLE IV.
CONSIDERATION; NO IMPLIED LICENSES
          4.1 Consideration. The rights and obligations provided under this Agreement are being provided as a condition to the First Closing under the PCA. As such, no further consideration, financial or otherwise, will be due under this Agreement, except as expressly provided herein.

          4.2 No Implied Licenses. Any Intellectual Property rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party. Except as expressly provided in this Agreement, a Party does not grant to the other Party any right or license in any Intellectual Property right, whether by implication, estoppel or otherwise.
ARTICLE V.
TERM AND TERMINATION
          5.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the Parties mutually agree in writing to terminate this Agreement.
          5.2 Bankruptcy. Any licenses granted under or pursuant to this Agreement by either Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that during the term of this Agreement, each Party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code, then the other Party (which is not a Party to such proceeding) will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed to such other Party under this Agreement and all embodiments of such intellectual property, and same, if not already in such other Party’s possession, will be promptly delivered by the Party to such other Party (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Party subject to such proceeding elects to continue, and thereafter continues, to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
ARTICLE VI.
MISCELLANEOUS
          6.1 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR THE PCA, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE RELATED TO ANY AND ALL OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
          6.2 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.
          6.3 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
          6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:
          If to Seller, to:
Columbia Laboratories, Inc.
354 Eisenhower Parkway
Plaza 1, Second Floor
Livingston, NJ 07039
Attention: General Counsel
Facsimile: 973.994.3001
          with copies (which shall not constitute notice) sent concurrently to:
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Adam H. Golden and Steven G. Canner
Facsimile: 212.836.8689
          If to Buyer, to:
Coventry Acquisition, Inc.
311 Bonnie Circle
Corona, CA 92880
Attention: General Counsel
Facsimile: 951.493.5817

          with copies (which shall not constitute notice) sent concurrently to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626-1925
Attention: R. Scott Shean
Facsimile: 714.755.8290
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
          6.5 (a) Relationship of the Parties. The Parties are independent contractors. Nothing herein is intended, or shall be deemed, to constitute a partnership, agency, joint venture or employment relationship between the Parties. Neither Party shall be responsible for the other Party’s acts or omissions; and neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.
          (a) No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
          6.6 Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto. This Agreement, the PCA, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the Effective Date.
          6.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Regulatory Authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.
          6.8 Assignment and Transfer.
          (a) Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except that either Party may, without consent of the other Party, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part: (i) to any Affiliate; (ii) in connection with a merger, reorganization or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Any attempted assignment or other transfer not in accordance with this Section 6.8 shall be void. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The Party making any assignment or other transfer permitted under this Section 6.8 shall provide prompt written notice to the other Party of such assignment or transfer. The assignor shall remain jointly and severally liable with any such assignee(s) with respect to all obligations and liabilities of the assignor hereunder.
          (b) Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.
          6.9 Arbitration.
          (a) All disputes, differences, controversies and claims of the Parties arising out of or relating to the Agreement (individually, a “Dispute” and, collectively, “Disputes”), except as otherwise provided under this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the provisions of this Section 6.9.
          (b) Following the delivery of a written demand for arbitration by either Party, each of Buyer and Seller shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after selection select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Parties may agree), the Parties shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
          (c) The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Buyer and Seller, the sole discovery available to each Party shall be its right to conduct up to two (2) non expert depositions of no more than three (3) hours of testimony each.
          (d) The Arbitrators shall render an award by majority decision within three (3) months after the date of appointment, unless the Parties agree to extend such time. The award shall be final and binding upon the Parties.
          (e) Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this Section 6.9, to review or confirm the award in arbitration, shall be brought exclusively in the Delaware Chancery Court sitting in the county of New Castle, Delaware (the “Enforcing Court”). By execution and delivery of this Agreement, each Party accepts the jurisdiction of the Enforcing Court.
          (f) Each Party shall pay its own expenses in connection with the resolution of Disputes pursuant to this Section 6.9, including attorneys’ fees, unless determined otherwise by the Arbitrator.
          (g) The Parties agree that the existence, conduct and content of any arbitration pursuant to this Section 6.9 shall be kept confidential and no Party shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by Law or by any Regulatory Authority (or any exchange on which such Party’s securities are listed) or for financial reporting purposes in such Party’s financial statements.
          (h) Notwithstanding the foregoing, none of the provisions of this Section 6.9 shall restrict the right of any Party to seek injunctive relief or other equitable remedies, to enjoin any breach or threatened breach of this Agreement or otherwise specifically enforce any provision of this Agreement.
          6.10 Remedies.
          (a) Injunctive Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree that notwithstanding Section 6.9, any Action brought for an injunction, or for specific performance shall be heard and exclusively in the Delaware Chancery Court sitting in New Castle County and each Party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.
          (b) Indemnification. Seller represents and warrants to Buyer that, other than the Non-US Rights to Intellectual Property, any Intellectual Property licensed by Seller to Buyer hereunder (including without limitation any Excluded Asset Technology and Seller Next Generation Delivery System Technology licensed by Seller to Buyer pursuant to Section 2.1(a)) is owned directly by Columbia Laboratories, Inc., and has not been assigned or otherwise transferred to any other Person. Seller shall indemnify, reimburse and defend Buyer and its Affiliates and each of their respective Representatives, successors and assigns from and against, and hold them harmless from, any Taxes (including without limitation any withholding Taxes) arising from any breach of the foregoing representation and warranty.
          6.11 Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Reference to days are to calendar days unless specified otherwise. References to any statute, act, or regulation are to that statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each

Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
          6.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
          6.13 Further Actions. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, as may be reasonably necessary or as the other Party may reasonably request in connection with this Agreement in order to carry out more effectively the provisions and purposes hereof.
[Remainder of Page Left Intentionally Blank]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLUMBIA LABORATORIES, INC.
By:	/s/ Frank C. Condella, Jr.
	Name:	Frank C. Condella, Jr.
	Title:	Chief Executive Officer

COLUMBIA LABORATORIES (BERMUDA) LTD.
By:	/s/ Michael McGrane
	Name:	Michael McGrane
	Title:	Vice President

COVENTRY ACQUISITION, INC.
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer